EXHIBIT 5

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                                December 12, 2000

Board of Directors
Newtek Capital, Inc.
845 Third Avenue, 8th Floor
New York, NY 10022

         Re:      Registration Statement on Form S-8

Dear Sirs:

     We have acted as special counsel to Newtek Capital, Inc., a New York corporation (the "Company"), in connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of 230,000 shares of the Company's common stock, par value $.02 per share (the "Common Stock"), to be issued upon the exercise of options granted to employees of REXX Environmental Corporation (formerly Oak Hill Sportswear Corporation) under the Oak Hill Sportswear Corporation Non-Qualified Stock Option Plan, which is referred to in the Company's Prospectus as the REXX Stock Option Plan (the "Plan").

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereon, we are of the opinion that the 230,000 shares of Common Stock, when issued pursuant to and in accordance with the terms of the Plan and the Agreement and Plan of Merger between the Company and REXX Environmental Corporation, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8 and to the reference to our firm under the caption "Legal Opinion" in the Prospectus to be sent or given to participants in the Plan.

                                            Very truly yours,


                                            /s/ KUTAK ROCK LLP